Exhibit 99.2

Based in Hong Kong, Takung Art Company Ltd. (NYSE American: TKAT) provides collectors and investors with a safe and liquid online platform to learn about, invest in, and buy and sell fine art, including paintings, calligraphies, jewelry and precious gems as well as sports memorabilia and other collectables. Since its inception in 2012, the Company has been focused on marketing its platform to China’s growing middle class, which, despite its increased wealth, still had limited access to that nation’s world-leading fine art market. Through Takung, however, this group – now comprising 200 million people and expected to reach 550 million by 2024 – can easily and safely invest in fine art and valuable collectables. At the same time, the platform offers artists an alternative venue in which to sell their art and gain widespread recognition.

Takung’s platform consists of the following:

※ Unit Trading

Takung arranges for artworks to be divided into ownership units which are traded by investors on the Company’s proprietary Unit Trading platform. The process begins when either an individual artwork or portfolio of artworks is presented to Takung by one of the Company’s authorized agents. If Takung believes the works are attractive to its traders and will appreciate long-term, the Company divides the portfolio into equal ownership units based on the portfolio’s appraised value and lists the units for sale. The artwork’s owner pays Takung a one-time listing fee of 22.5 to 48 percent of the artwork’s offering price, a fee consistent with fees charged by auction houses throughout China. In addition to the listing fee, Takung receives a trading commission on each trade made on the platform as well as management fees covering insurance, storage, and transportation of artwork.

Takung’s Unit Trading platform will grow from less than 20,000 active traders at the end of 2015 to more than 130,000 active traders by the end of 2017 with trading volume up to $1.9 billion per month.

※ “A” Tier Unit Trading

Takung’s ‘A’ Tier Unit Trading platform comprises portfolios that have performed well on the Unit Trading platform and which meet an elevated set of standards including higher levels of liquidity, market value, number of owners, and number of traders. The “A” Tier makes it easier for first-time traders to quickly identify attractive portfolios, while also encouraging veteran traders to increase their trading in top-tier artworks – an action that significantly improves liquidity for all traders on the platform.

※ Takung Online

Takung Online is an e-commerce marketplace that enables artists to promote and sell entire pieces of artwork directly to buyers. This new marketplace was launched in July of 2017 with about 80 listed artists, a number the Company expects to grow to 400 by the end of 2018. Takung Online also provides a social media meeting place for both artists and consumers of art. Visitors to the site can read weekly articles about home decorating as well as receive recommendations on artwork to match the contemporary Chinese lifestyle. Early in 2018, the platform will also offer many home decorating items for sale to complement art purchased by the consumer. The Company anticipates that many Takung Online buyers will ultimately become Unit Platform investors and vice versa.

※ Unit+

In August of 2017, Takung launched Unit+, a new unit trading platform for collectibles including sports memorabilia, wine and other popular items. Similar to the Takung Unit Trading platform, Takung Unit+ will allow investors to buy and trade shared ownership units of portfolios of collectibles. However, unlike the Unit Trading platform, each Takung Unit+ portfolio will contain multiple numbers of the same item, and traders will have the option of direct ownership with physical delivery by trading the units they own for one or more of the items in the portfolio.

Revenue Drivers	2015	2016	2017
			FIRST QUARTER (Actual)	SECOND QUARTER (Actual)	THIRD QUARTER (Preliminary)	FOURTH QUARTER (Estimate)	12 MONTHS ENDED DEC. 31, 2017 (Estimate)
Listing Fees	$4,834,126	$10,914,300	$2,307,946	$843,205	$1,460,000	$2,300,000	$6,910,000
Commissions	$6,145,261	$5,416,436	$1,670,613	$1,803,212	$1,500,000	$1,570,000	$6,550,000
Management Fees	$115,452	$1,761,977	$292,551	$272,420	$400,000	$450,000	$1,410,000
Other	$241,012	$1,050,716	$483	$236	$3,000	$500	$4,000

FINANCIAL PERFORMANCE

Takung’s financial performance since inception has been marked by consistent profitability, strong cash flow, gross profit margins exceeding 90% and rapid growth in the number of active traders on its platforms. In the future, Takung plans to list portfolios with other important art including Western art and museum quality art and will introduce its brand to US art collectors and investors, a move the Company believes will help it become among the most prestigious art trading and e-commerce platforms in the world.

Income	2014	2015	2016	2017 6 MONTHS ENDED JUNE 30, 2017
Gross Revenue	$4,719,862	$11,335,851	$19,143,429	$7,190,666
Gross Profit (%)	91%	93%	94%	93%
Net Income	$1,369,537	$5,436,109	$6,370,694	$1,119,658
Shares Outstanding	9,332,276	11,119,276	11,169,276	11,188,882
Earnings Per Share (EPS)	$0.15	$0.57	$0.60	$0.10

Balance Sheet	2014	2015	2016	2017 AS OF JUNE 30, 2017
Cash	$2,355,839	$10,769,456	$13,395,337	$15,547,604
Restricted Cash	$6,865,821	$16,195,289	$21,743,360	$19,020,425
Liabilities	$9,075,723	$18,472,318	$30,665,324	$28,216,524
Shareholder Equity	$2,048,543	$11,276,895	$17,632,697	$19,459,058

SAFE HARBOR STATEMENT The matters discussed in this presentation, particularly information regarding future revenue, earnings, business plans and goals, consist of forward-looking information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are subject to the safe harbor created by these sections and involve risks and uncertainties, which could cause actual results to differ materially from the forward-looking information. Such statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are both subject to a wide range of business risks and uncertainties, and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially. The Company undertakes no obligation to publicly update or revise any forward-looking statements. All for- ward-looking information contained herein is subject to the risk factors and uncertainties described in the Company’s filings with the Securities and Exchange Commission, which risk factors and uncertainties are incorporated by reference as though fully set forth herein.

TAKUNG ART COMPANY LTD.	www.TakungArt.com	NYSE AMERICAN: TKAT